Exhibit 99.1

PRESS RELEASE                                    3515 SE Lionel Terrace
                                                     Stuart, Fl.34997
                                                     Tel:  772-287-4846
                                                     Fax:  772-781-4778
                                                     www.ultrastrip.com

For Release: March 4, 2005
Contact: Mickey Donn, Sr. VP of Operations
            772-287-4846, ext 105 or email, mdonn@ultrastrip.com


ULTRASTRIP ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS AND COMPANY OFFICERS

         Stuart, Florida, March 4/PR Newswire/--UltraStrip Systems, Inc. ("UltraStrip"), the developer of innovative water filtration and robotic coating removal equipment, announced that the Board of Directors selected Vice Admiral George Sterner (USN, Retired) as its new Chairman of the Board. Vice Admiral Sterner has served as a Board Member of the Company since March 1, 2002.

         Sterner stated, "I have observed firsthand UltraStrip's focused commitment to creating innovative technology that enhances the quality and security of life on our planet. The company's first-mover success in winning EPA verification for its water-filtration system is a testament to its leadership in real-world water emergency response and remediation solutions. The Company's technology will improve lives and create value for our shareholders. I look forward to my role in helping to achieve our goals". Vice Admiral Sterner is employed as Vice President for Strategic Pursuits and Naval Mission Area Executive for Raytheon. Prior to that, Vice Admiral Sterner had served as Vice President for System Integration for Walt Disney Imagineering and as Commander of Naval Sea Systems Command for the U.S. Navy. In total, he spent 36 distinguished years with the U.S. Navy from 1962 until his retirement in 1998.

         The Company's President & CEO, Stephen Johnson, also announced that J.C. "Jim" Rushing III, formerly Chairman, has relinquished that position and been appointed Chief Financial Officer and remains a Director of the Company. In accepting this appointment Mr. Rushing said, "I am delighted to join UltraStrip's management team after serving on the Board since 2003. UltraStrip


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has innovative, environmentally friendly patented technology that can make a major contribution to shareholder value. There is tremendous opportunity for UltraStrip to become a major player in the filtration and coating removal industries."

         In addition, the Company announced the appointments of Michael R. Donn, Sr. and Barry I. Hechtman to its Board of Directors. Mr. Donn has served as the Senior Vice-President of Operations and Treasurer for the Company since February 2000. Mr. Donn previously served as President of the Dade County Fire Fighters Association. Mr. Hechtman has been a Certified Public Accountant since 1975 and is the current owner and manager of a private accounting firm in Miami, FL. He had previously served as Chief Financial Officer for Banana Boat from 1980-1982.

         UltraStrip is a water engineering firm that develops and manufactures patented equipment to provide solutions to environmental problems. The Company's Mobile Water Filtration Systems is breaking new ground by transforming its powerful water-filtration and purification technology for use in the world's most challenging applications, both in developing regions, and in areas hit by man-made or natural events that damage vital water resources. UltraStrip's patented robotic water jetting systems are designed to provide an environmentally safe coating removal process in both heavy marine, automobile, and above ground storage tank applications. The robotic systems have been utilized for U.S. Naval ships, cruise ships, and tankers in ship yards throughout the world. Additional information on UltraStrip can be obtained through its website www.ultrastrip.com.

Forward Looking Statements: This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission Filings.

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